Exhibit 99.1

FOR IMMEDIATE RELEASE:

STREAM GLOBAL SERVICES ANNOUNCES

FINANCIAL RESULTS FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2009

BOSTON, MA – February 26, 2010 – Stream Global Services, Inc., (NYSE AMEX: SGS), a premium business process outsourcing (BPO) service provider specializing in customer relationship management and business process outsourcing services for many of the leading Fortune 1000 companies, today announced consolidated financial results for its 2009 fourth quarter and year ended December 31, 2009.

These results include the financial results for Stream’s combination with eTelecare Global Solutions, Inc. and related financings that were completed on October 1, 2009. Pro forma combined adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, transaction related expenses and non-cash stock compensation. Pro forma combined adjusted EBITDA is a non-GAAP measure, however, Stream believes it provides useful operating information on the business. Pro forma consolidated information presents the two companies as if they were combined as of the beginning of the respective fiscal period.

GAAP Consolidated Results

On a GAAP basis our results only include eTelecare for the period from the combination on October 1, 2009 to December 31, 2009. Our GAAP based revenues for the three months and year ended December 31, 2009 were $201.6 million and $584.8 million, respectively, as compared to $129.8 million and $211.4 million in the three months and year ended December 31, 2008, respectively.

GAAP net loss was $20.9 million and $28.6 million for the three months and year ended December 31, 2009, as compared to GAAP net loss was $0.1 million and net income of $0.8 million for the three months and year ended December 31, 2008, respectively, primarily because of combination related charges (including transaction expenses, amortization of intangibles, non-cash stock based compensation expense, restructuring and severance expense) as well as debt related interest expense for the three months and year ended December 31, 2009, respectively.

Pro Forma Combined Results

On a pro forma basis, reflecting the combination of Stream and eTelecare’s historical financial statements for a full year, with no adjustments, as if the combination with eTelecare had been completed as of January 1, Stream would have posted revenues for the three months and year ended December 31, 2009 of $201.6 million and $797.0 million as compared to $204.1 million and $823.2 million in the three months and year ended December 31, 2008, respectively. Revenues for the year ended December 31, 2009 included approximately $23 million from customers that were lost prior to the acquisition of Stream Holdings Corporation on July 31, 2008.

Gross margin increased to 42% and 43% in the three months and year ended December 31, 2009, respectively, compared to 42% and 40% in the three months and year ended December 31, 2008, respectively.

For the three months and year ended December 31, 2009, adjusted pro forma EBITDA was $17.2 million and $73.1 million compared to $16.7 million and $64.9 million in the three months and year ended December 31, 2008, respectively.

During the 2009 fiscal year, Stream achieved a number of milestone events, including the following:

•	Combination of Stream and eTelecare on October 1, 2009;

•	Completion of a senior debt offering in a principal amount of $200 million on October 1, 2009;

•	Completion of a $100 million Asset Based Revolving Line of Credit on October 1, 2009;

•	Assembly of an experienced management team – many of whom were former employees returning to Stream;

•

Successful launch of a number of new clients in the technology, telecommunication and broadband, and software sectors totaling over $120 million in expected annualized revenues once fully ramped by the end of 2010;

•	Opening of new service centers in the Philippines, Denmark, Tunis and Egypt;

•	Repurchase of approximately 20 million of our public warrants for approximately $7 million in cash;

•	Converted 7.5 million warrants in exchange for the issuance of 1 million shares of common stock; and

•	Conversion of all of our preferred stock into common stock.

Scott Murray, Chairman and Chief Executive Officer of Stream said; “We are very pleased with the progress we have made on the integration of eTelecare over the last few months. We have been able to strengthen our client value propositions, combine our management teams and personnel, integrate our systems and processes and broaden our service offerings.” Murray went on to say, “We are also pleased that our integration cost saving activities are expected to generate annualized savings of over $20 million as planned. Over the past several months we have substantially completed the integration of Stream and eTelecare and expect to complete the final phase of administrative function consolidation in the first quarter of 2010.”

Stream will hold a conference call for investors on February 26 at 8:30 AM EST. Investors can participate by calling 1-877-852-6578 and referencing passcode #9653894.

Contact Information:

Sally Comollo

Director of Marketing Communications

sally.comollo@stream.com

781-304-1847

About Stream Global Services:

Stream Global Services is a premium business process outsourcing (BPO) service provider specializing in customer relationship management services including sales, customer care and technical support for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Our service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled workforce of approximately 30,000 employees based out of 50 locations in 22 countries supporting more than 35 languages. Stream continues to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.

Safe Harbor.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our business expectations and objectives. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to our ability to maintain and win additional client business, continue to maintain our operating performance and margin expansion, continue to have sufficient capital to grow and maintain our business, retain our management team and effectively operate a global franchise across multiple jurisdictions plus other risks detailed in our filings with the SEC, including those discussed in the Company’s Annual report filed with the SEC on Form 10-K for the year ended December 31, 2008 and our Form 10-Q for the nine months ended September 30, 2009.

Stream does not intend, and disclaims any obligation, to update any forward-looking information contained in this release, even if its estimates change.

The required reconciliations and other disclosures for all non-GAAP measures used by the Company are set forth in a schedule attached to this press release and in the Current Report on Form 8-K furnished to the SEC on the date hereof.

Non-GAAP Financial Information

This release contains non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of Stream’s performance or liquidity, should be considered in addition to, not as a substitute for, measures of Stream’s financial performance or liquidity prepared in accordance with GAAP. Non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how Stream defines non-GAAP financial measures in this release.

Stream’s management uses the non-GAAP financial measures in the accompanying schedules to gain an understanding of Stream’s comparative operating performance (when comparing such results with previous periods) and future prospects and excludes certain items from its internal financial statements for purposes of its internal budgets and financial goals. These non-GAAP financial measures are used by Stream’s management in their financial and operating decision-making because management believes they reflect Stream’s ongoing business in a manner that allows meaningful period-to-period comparisons. Stream’s management believes that these non-GAAP financial measures provide useful information to investors and others in (a) understanding and evaluating Stream’s current operating performance and future prospects in the same manner as management does, if they so choose, and (b) in comparing in a consistent manner Stream’s current financial results with its past financial results.

All of the foregoing non-GAAP financial measures have limitations. Specifically, the non-GAAP financial measures that exclude certain items do not include all items of income and expense that affect Stream’s operations. Further, these non-GAAP financial measures are not prepared in accordance with GAAP, may not be comparable to non-GAAP financial measures used by other companies and do not reflect any benefit that such items may confer on Stream. Management compensates for these limitations by also considering Stream’s financial results in accordance with GAAP.

STREAM GLOBAL SERVICES, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenue	$201,610	$129,836	$584,769	$211,373
Direct cost of revenue	117,606	77,749	342,193	128,278

Gross profit	84,004	52,087	242,576	83,095

Operating expenses:
Selling, general and administrative expenses	71,626	40,690	199,454	66,884
Transaction related expenses	9,253	—	12,245	—
Depreciation expense	11,616	4,453	25,595	7,201
Amortization expense	3,965	2,532	10,827	3,781

Income (loss) from operations	(12,456)	4,412	(5,545)	5,229
Interest expense (income) and other financial costs	10,406	2,026	18,646	(926)

Income (loss) before provision for income taxes	(22,862)	2,386	(24,191)	6,155
Provision for income taxes	(1,932)	2,532	4,382	5,359

Net income (loss)	$(20,930)	$(146)	$(28,573)	$796
Preferred stock beneficial conversion feature, accretion and dividends	57,794	1,359	64,415	51,958

Net income (loss) available to common shareholders:	(78,724)	(1,505)	(92,988)	(51,162)

Basic and Diluted income (loss) per share	$(0.99)	$(0.16)	$(3.46)	$(2.20)

Shares used in computing per share data:
Basic and Diluted shares	79,387	9,462	26,887	23,258

Note: Prior to July 31, 2008 Stream was a development stage company and had no operations.

STREAM GLOBAL SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited)

(in thousands)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$14,928	$10,660
Accounts receivable, net	175,557	109,385
Other current assets	36,901	26,811

Total current assets	227,386	146,856
Equipment and fixtures, net	96,816	41,634
Goodwill, intangible assets, and other long-term assets	356,621	141,455

Total assets	$680,823	$329,945

Liabilities and Stockholders’ Equity
Current liabilities	$115,337	$79,392
Long-term debt	206,880	63,624
Capital lease obligations	11,279	5,484
Deferred income taxes	21,050	17,396
Other long-term liabilities	22,866	16,387

Total liabilities	377,412	182,283

Stockholders' equity and preferred stock	303,411	147,662

Total liabilities and stockholders’ equity	$680,823	$329,945

STREAM GLOBAL SERVICES, INC.

PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
(Non-GAAP Pro forma)
Revenue	$201,610	$204,132	$797,004	$823,239
Direct costs of revenue	117,480	119,348	454,117	492,459

Gross profit	84,130	84,784	342,887	330,780

Gross profit as a percentage of revenue	42%	42%	43%	40%

Operating expenses:
Selling, general and administrative expenses	70,863	68,091	278,019	265,889
Stock-based compensation expense	711	7,032	1,242	10,864
Transaction related expenses	9,253	5,480	18,267	9,507
Depreciation and amortization expense	15,581	13,124	59,255	47,383

	96,408	93,727	356,783	333,643

Income (loss) from operations	(12,278)	(8,943)	(13,896)	(2,863)
Interest expense (income) and other financial costs	10,584	1,321	30,750	6,853

Income (loss) before provision for income taxes	(22,862)	(10,264)	(44,646)	(9,716)
Provision for income taxes	(1,932)	3,093	5,115	11,121

Net income (loss)	$(20,930)	$(13,357)	$(49,761)	$(20,837)

Adjusted EBITDA
Income (loss) from operations	$(12,278)	$(8,943)	$(13,896)	$(2,863)
Depreciation and amortization expense	15,581	13,124	59,255	47,383
Transaction and severance related expenses	13,148	5,480	26,466	9,507
Stock-based compensation expense	711	7,032	1,242	10,864

Adjusted EBITDA	$17,162	$16,693	$73,067	$64,891

Note: The results above for 2009 represent Stream and eTelecare as combined company with no historical purchase adjustments and the results for 2008 represent Stream pro forma as if the transaction with Stream and Global BPO occurred on January 1, 2008 combined with eTelecare results with no historical purchase adjustments.

STREAM GLOBAL SERVICES, INC.

RECONCILIATION OF GAAP TO NON-GAAP PRO FORMA INFORMATION

(unaudited)

(in thousands)

	Three Months Ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Net Income (loss)	$(20,930)	$(146)	$(28,573)	$796
Add (deduct) items to reconcile to non-GAAP adjusted EBITDA:
Provision for income taxes	(1,932)	2,532	4,382	5,359
Pro forma depreciation and amortization	15,581	13,124	59,255	47,383
Interest expense (income) and financial costs	10,406	2,026	18,646	(926)
Realized foreign exchange gains	178	—	1,825	—
Transaction and severance related expenses	13,148	5,480	26,466	9,507
Stock-based compensation expenses	711	7,032	1,242	10,864
Operating income (loss) from eTelecare for the period prior to the acquisition on October 1, 2009		(13,355)	(10,176)	(8,853)
Operating income (loss) from SHC for the period prior to the acquisition on July 31, 2008, excluding depreciation and amortization	—	—	—	761

Adjusted EBITDA	$17,162	$16,693	$73,067	$64,891